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                                   EXHIBIT 11
                        COMPUTATION OF EARNINGS PER SHARE


                                                                   Three Months Ended
                                                                     November 30,
                                                                 1997            1998
                                                             -----------     -----------

Income from continuing operations (dollars in thousands)     $     4,635     $     2,822
                                                             ===========     ===========

Shares:
   Weighted average number of common shares outstanding       12,488,393      12,460,400
   Net effect of stock options                                   249,937          60,471
                                                             -----------     -----------
   Weighted average number of common shares outstanding,
      plus assumed exercise of stock options                  12,738,330      12,520,871
                                                             ===========     ===========

Income from continuing operations:
   Basic earnings per share                                  $       .37     $       .23
                                                             ===========     ===========
   Diluted earnings per share                                $       .36     $       .23
                                                             ===========     ===========
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